UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1)b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)


                         American Spectrum Realty, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, $0.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   02970Q 10 4
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                    12/31/01
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statemetn)

Check the following box to designate the rule pursuant to which this Schedule is filed:

     [ ]  Rule 13d-1(b)
     [ ]  Rule 13d-1(c)
     [X]  Rule 13d-1(d)

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 02970Q 10 4                                        Page 2 of 4


________________________________________________________________________________
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     JOHN L. GALARDI
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  [ ]
                                                                 (b)  [ ]
     NA
________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     UNITED STATES OF AMERICA

________________________________________________________________________________
               5    SOLE VOTING POWER

  NUMBER OF         285,886

   SHARES      _________________________________________________________________
               6    SHARED VOTING POWER
BENEFICIALLY
                    578,903
  OWNED BY
               _________________________________________________________________
    EACH       7    SOLE DISPOSITIVE POWER

  REPORTING         285,886

   PERSON      _________________________________________________________________
               8    SHARED DISPOSITIVE POWER
    WITH
                    578,903

________________________________________________________________________________
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     864,789

________________________________________________________________________________
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES

                                                                      [X]

________________________________________________________________________________
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     15.43%

________________________________________________________________________________
12   TYPE OF REPORTING PERSON

     IN

________________________________________________________________________________



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


Item 1(a).   Name of Issuer:   American Spectrum Realty, Inc.

Item 1(b).   Address of Issuer's Principal Executive Offices:
                              7700 Irvine Center Drive, Suite 555
                              Irvine, CA 92618

Item 2(a), (b) and (c).  Name of Person Filing; Address of Principal Business
                         Office and Citizenship:
                         John N. Galardi
                         4440 Von Karman Avenue, Suite 222
                         Newport Beach, CA  92660
                         U.S.A.

Item 2(d).   Title of Class of Securities:  Common Stock, $0.01 par value

Item 2(e).   CUSIP Number:  02970Q 10 4

Item 3.      If this Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b)
             or (c), Check Whether the Person Filing is a:   NA

     (a)     [ ]    Broker or Dealer registered under Section 15 of the
                    Exchange Act.
     (b)     [ ]    Bank as defined in Section 3(a)(6) of the Exchange Act.
     (c)     [ ]    Insurance company as defined in Section 3(a)(19) of
                    the Exchange Act.
     (d)     [ ]    Investment company registered under Section 8 of the
                    Investment Company Act.
     (e)     [ ]    An investment advisor in accordance with Rule 13d-1(b)
                    (1)(ii)(E).
     (f)     [ ]    An employee benefit plan or endowment fund in accordance
                    with Rule 13d-1(b)(1)(ii)(F).
     (g)     [ ]    A parent holding company or control person in accordance
                    with Rule 13d-1(b)(1)(ii)(G).
     (h)     [ ]    A savings association as defined in Section 3(b) of the
                    Federal Deposit Insurance Act.
     (i)     [ ]    A church plan that is excluded from the  definition
                    of an investment  company  under Section  3(c)(14) of
                    the Investment Company Act.
     (j)     [ ]    Group, in accordance with Rule 13d-1(b)(l)(ii)(J).

Item 4.      Ownership.

             (a)    Amount beneficially owned:                          864,789

             (b)    Percent of class:                                   15.43%

             (c)    Number of shares as to which such person has:
                    (i) Sole power to vote or to direct the vote:       285,886
                    (ii)Shared power to vote or to direct the vote:     578,903
                    (iii)Sole power to dispose or to direct the
                    disposition of                                      285,886
                    (iv)Shared power to dispose or direct the
                    disposition of:                                     578,903

Item 5. Ownership of Five Percent or Less of a Class. If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following.
                    NA

Item 6.   Ownership of More than Five Percent on Behalf of Another
          Person.                                                       NA

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding
          Company or Control Person.                                    NA

Item 8.   Identification and Classification of Members of the Group.    NA

Item 9.   Notice of Dissolution of the Group                            NA

Item 10.  Certifications.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

          After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


Date:   February 12, 2002


                                        By:   /s/ John N. Galardi
                                             -----------------------------------
                                              John N. Galardi, Reporting Person


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